Exhibit 10.49

ASSIGNMENT OF
BRANDED WHOLESALER PMPA FRANCHISE AGREEMENTS

THIS ASSIGNMENT OF BRANDED WHOLESALER PMPA FRANCHISE AGREEMENTS (this “Agreement”) is effective (a) with respect to the operations of Branded Wholesaler in the Commonwealth of Massachusetts, and the States of New Hampshire, Rhode Island and Vermont, as of March 1, 2011, and (b) with respect to the operations of Branded Wholesaler in the State of Maine, as of July 1, 2011 (as applicable, the “Effective Date”), between ExxonMobil Oil Corporation, having an office and place of business at 3225 Gallows Road, Fairfax, Virginia (“ExxonMobil”), GLOBAL COMPANIES LLC, having an office at 800 SOUTH STREET, WALTHAM, MA 02453 (“Assignee”), and ALLIANCE ENERGY LLC, having an office at 404 WYMAN STREET, SUITE 425, WALTHAM, MA 02451 (“Branded Wholesaler”).

WHEREAS, ExxonMobil and Branded Wholesaler entered into that certain Branded Wholesaler PMPA Franchise Agreement, dated as of January 1, 2011 for the supply of motor fuel, including for Branded Wholesaler’s operations within the Commonwealth of Massachusetts and the States of New Hampshire, Rhode Island, Vermont and Maine (the “Designated Geographies”);

WHEREAS, a copy of said agreement together with all attachments, riders, exhibits, and amendments entered into by and between ExxonMobil and Branded Wholesaler in connection therewith is attached hereto as Schedule A (collectively, the “PMPA Franchise Agreements”);

WHEREAS, Assignee and ExxonMobil entered into that certain Brand Fee Agreement, dated as of September 3, 2010 and with a term beginning on September 8, 2010 (the “BFA”), whereby ExxonMobil granted Assignee certain rights, including the right to supply motor fuel within the Designated Geographies;

WHEREAS, Branded Wholesaler has advised ExxonMobil of its desire to have ExxonMobil assign the PMPA Franchise Agreements to Assignee solely to the extent related to Branded Wholesaler’s operations within the Designated Geographies (the “Assigned Agreements”), whereby Assignee would supply motor fuel for Branded Wholesaler’s operations within the Designated Geographies;

WHEREAS, the PMPA Franchise Agreements to the extent related to Branded Wholesaler’s operations outside of the Designated Geographies, shall continue in full force and effect as between ExxonMobil and Branded Wholesaler, whereby ExxonMobil will continue to supply motor fuel for Branded Wholesaler’s operations outside of the Designated Geographies in accordance with and subject to the terms thereof;

WHEREAS, the PMPA Franchise Agreements to the extent related to Branded Wholesaler’s operations within the Designated Geographies, shall continue in full force and effect as between ExxonMobil and Branded Wholesaler until the assignment thereof to Assignee on the Effective Date; and

WHEREAS, Assignee and Branded Wholesaler hereby represent to ExxonMobil that prior to executing this Agreement they have carefully reviewed this Agreement and the PMPA Franchise Agreements (including those portions of the PMPA Franchise Agreements related to Branded Wholesaler’s operations within the Designated Geographies that constitute the Assigned Agreements), and have sought and obtained advice concerning them from persons not parties hereto, as Assignee or Branded Wholesaler deemed appropriate in their respective sole judgment.

NOW THEREFORE, in consideration of the covenants contained in this Agreement and, with respect to Assignee, in the BFA, ExxonMobil, for valuable consideration received from Assignee, effective as of the Effective Date does hereby grant, bargain, convey, assign, transfer and deliver to Assignee all of ExxonMobil’s right, title, duties and interest (including any options) in, to, and under the Assigned Agreements.

As of the Effective Date, Assignee hereby: (a) accepts the assignment of the Assigned Agreements; (b) assumes and agrees to faithfully perform and observe all of ExxonMobil’s obligations arising out of the Assigned Agreements after the Effective Date in accordance with and subject to all the terms, covenants and conditions of the Assigned Agreements and all applicable laws, including, without limitation, the Petroleum Marketing Practices Act; and (c) in addition to the obligations of Assignee under the BFA, Assignee shall indemnify and hold ExxonMobil, its parent, subsidiaries, and affiliates and their respective owners, officers, directors, agents, employees, divisions, contractors, invitees, servants, representatives and assigns (collectively, the “ExxonMobil Parties”) harmless from and against each and every loss, cost, claim, obligation, damage, liability, payment, fine, penalty, cause of action, judgment (including court costs, expert witness fees, and attorneys’ fees awarded as part of a judgment), lien, or expense, including, but not limited to, reasonable attorneys’ fees and other litigation expenses that arise under, or are incurred on account of any breach or claim of breach of, obligations under the Assigned Agreements that arises from acts or omissions occurring after the Effective Date.

Branded Wholesaler hereby: (a) consents to the assignment of the Assigned Agreements; (b) agrees to pay ExxonMobil all sums due and owing to ExxonMobil from Branded Wholesaler (including, without limitation, trade account debts and promissory notes) under the Assigned Agreements as of the Effective Date; (c) irrevocably, completely and forever discharges and releases ExxonMobil and the ExxonMobil Parties from any and all claims, demands, suits, actions and causes of action that are in any way related to or could be asserted in respect of (i) this Agreement, (ii) to the extent arising after the Effective Date, the Assigned Agreements, and (iii) any act or omission  of Assignee occurring after the Effective Date in connection with or related to the Assigned Agreements; and (d) guarantees to ExxonMobil the payment, when due, of all sums payable to ExxonMobil under the PMPA Franchise Agreements (x) arising prior to the Effective Date or (y) to the extent related to Branded Wholesaler’s operations outside the Designated Geographies, and the full performance of each and every duty and obligation under the PMPA Franchise Agreements to the extent related to Branded Wholesaler’s operations outside the Designated Geographies, during the remainder of the term specified in each such agreement.

This Agreement shall be governed by and construed in accordance with the applicable substantive laws of the state where Assignee is located, without giving effect to its rules on the conflicts of law.

This Agreement shall bind and inure to the benefit of ExxonMobil, Assignee, Branded Wholesaler, and their respective successors and assigns.

IN WITNESS WHEREOF, ExxonMobil, Assignee and Branded Wholesaler have caused this Agreement to be duly executed as of the day and year set forth below.

Reviewed:		EXXONMOBIL OIL CORPORATION

By:	/s/ Lori Allain	By:	/s/ M. J. Reick

Name: Lori Allain		Name: M. J. Reick

Date: February 15, 2011		Title: Agent and Attorney in Fact

Date: February 17, 2011

Witness:		ASSIGNEE: GLOBAL COMPANIES LLC

By:	/s/ Sean T. Geary	By:	/s/ Eric Slifka

Name: Sean T. Geary		Name: Eric Slifka

Date: February 9, 2011		Title: President and Chief Executive Officer

Date: February 9, 2011

Witness:		BRANDED WHOLESALER: ALLIANCE ENERGY LLC

By:	/s/ Stacey Hickey	By:	/s/ Mark Cosenza

Name: Stacey Hickey		Name: Mark Cosenza

Date: February 8, 2011		Title: Chief Financial Officer

Date: February 8, 2011